Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of United States Cellular Corporation:

(1)	Registration Statement (Form S-3 No. 333-229787),
(2)	Registration Statement (Form S-8 No. 333-42366),
(3)	Registration Statement (Form S-8 No. 333-105675),
(4)	Registration Statement (Form S-8 No. 333-161119),
(5)	Registration Statement (Form S-8 No. 333-188966),
(6)	Registration Statement (Form S-8 No. 333-190331), and
(7)	Registration Statement (Form S-8 No. 333-211485);

of our report dated February 25, 2020, with respect to the financial statements of Los Angeles SMSA Limited Partnership included in this Annual Report (Form 10-K) of United States Cellular Corporation for the year ended December 31, 2019.
/s/ Ernst & Young LLP

Orlando, Florida
February 25, 2020